EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Westar Energy, Inc. on Form S-3 of our report dated March 5, 2004 (March 25, 2004 as to note 32) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to changes in the Company’s accounting policies: in 2003 the Company changed its method of accounting for asset retirement obligations and consolidation of variable interest entities; in 2002 its method of accounting for goodwill and other intangible assets, and impairment of long-lived assets; and in 2001 its accounting for derivative contracts and hedging activities), appearing in the Annual Report on Form 10-K/A of Westar Energy, Inc. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP
August 30, 2004